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                                 Exhibit 10(e)

                Employment Agreement, dated July 1, 1994 between
                    R. G. Barry Corporation and Gordon Zacks



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                              EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT ("Agreement") is made this
1st day of July, 1994, by and between R. G. Barry Corporation, an
Ohio corporation (the "Company"), and Gordon Zacks ("Executive").

                              W I T N E S S E T H:

          WHEREAS, the Company desires to continue Executive in its employ and Executive desires to remain in the employ of the Company, holding the office of Chairman of the Board and Chief Executive Officer of the Company, for an extended period in accordance with the terms and conditions of this Agreement;

          NOW, THEREFORE, in consideration of the premises and of their mutual covenants expressed in this Agreement, the parties hereto make the following agreement, intending to be legally bound hereby:

          1. Term. The Company hereby agrees to continue Execu tive in its employ, and Executive hereby agrees to remain in the employ of the Company, in accordance with the terms and condi tions hereof, for the period commencing on July 1, 1994 (the "Commencement Date"), and ending on the fourth anniversary of the Commencement Date (the "Original Term"), unless sooner terminated as hereinafter set forth; provided, however, that the term of this Agreement shall automatically be extended for additional, consecutive one-year terms (each, an "Extended Term") unless at least 60 days prior to the expiration of the Original Term or an Extended Term, the Company or Executive shall give notice to the other that it/he does not wish to extend the term of this Agreement. The Original Term of Executive's employment under this Agreement, together with any Extended Terms, is hereinafter sometimes referred to as the "Employment Term." In the event Executive shall continue his full-time employment with the Company after the expiration of the Employment Term without a written extension of this Agreement, such continued employment shall be subject to the terms and conditions of this Agreement.

          2. Position and Duties. (a) During the Employment Term, (i) Executive shall serve as the Chief Executive Officer of the Company, reporting only to the Company's Board of Directors (the "Board of Directors" or the "Board") and his authority, duties and responsibilities shall be at least commensurate in all material respects with those held, exercised and assigned on the Commencement Date and (ii) Executive's principal office shall be located in Central Ohio, although he shall be allowed to travel


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extensively for the Company as he may determine, particularly to New York City.

               (b) Excluding periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive here under, to use Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. Executive may (i) serve on corporate, civic, charitable or political boards or committees, (ii) fulfill speaking engagements and (iii) manage personal investments, so long as such activities do not interfere in any material respect with the performance of Executive's responsibilities hereunder. It is expressly understood and agreed that, to the extent any such activities shall have been conducted by Executive prior to the Commencement Date, the continued conduct of such activities or the conduct of activities similar in nature and scope thereto subsequent to the Commence ment Date shall not, for the purposes of this Agreement, be deemed to interfere in any material respect with the performance of Executive's responsibilities hereunder.

          3. Compensation and Other Benefits. The terms of Executive's compensation during the Employment Term shall be as follows:

               (a) BASE SALARY. Commencing July 1, 1994, Executive shall receive a minimum annual salary of $450,000 (the "Base Salary"), to be paid in equal installments in accordance with the Company's normal pay schedule for salaried employees; said Base Salary may be increased at any time and from time to time by the Company, and the Company shall cause its Board of Directors or an appropriate committee thereof to review annually the performance of Executive and the results of operations and financial condition of the Company, together with prevailing economic conditions and other relevant factors, to determine whether or not any increase above said minimum annual salary is appropriate; and the highest rate of salary (on an annualized basis) paid to Executive by the Company during the Employment Term (excluding any bonus) shall be deemed to be the Base Salary for purposes of this Agreement. As an inducement to Executive to enter into this Agreement with the Company, the Company shall pay to Executive on July 1, 1994 the amount of $25,000 which shall be in addition to the Base Salary payable to Executive under this Subsection 3(a) and the STIPS bonus provided by Subsection 3(b)(vi).



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                (b) BENEFITS. During the Employment Term:

                    (i) The Company, at its sole expense, shall provide and maintain a policy of insurance on Executive's life from an insurance company that is acceptable to Executive providing for a death benefit of $1,000,000 (less the amount of any life insurance provided under any group life insurance program), payable to one or more beneficiaries designated by Executive (or to the beneficiaries designated by Executive's assignee, if any, of such policy) or, if Executive (or his assignee, if any) fails to so designate a beneficiary, to Executive's estate; provided, however, that at Executive's option, the Company shall, in lieu of providing the aforesaid life insurance, pay to Executive for each 12-month period during the Employment Term a cash payment of $18,000;

                    (ii) In addition to the insurance described in subsection
(i) above, the Company, at its expense, shall provide and maintain a split-dollar life insurance policy on Executive's life from an insurance company acceptable to Executive providing for a death benefit payable to Executive's beneficiaries or estate (or to the beneficiaries designated by Executive's assignee, if any, of his interest under this subsection (ii)), in an amount that is not less than the amount of coverage provided by the split-dollar policy on Executive's life in effect on the Commencement Date; the Company shall be obligated to pay the Company's portion of the premiums on such split-dollar policy and shall pay to or at the direction of Executive a cash bonus in an amount equal to Executive's (or his assignee's) portion of such insurance premiums (i.e., the term cost of the life insurance protection under the policy) plus the amount of Executive's personal income tax liability resulting from the payment of such cash bonus;

                    (iii) Executive shall be entitled to receive paid vacation time during each consecutive twelve (12) month period during the Employment Term in accordance with the vacation policy of the Company for its senior officers in effect on the Commencement Date;

                    (iv) Executive shall be entitled to receive such perquisites, fringe benefits and reimbursement of expenses historically provided by the Company to its Chairman and Chief Executive Officer, including, without limitation, the exclusive use of a new luxury automobile and reimbursement of his initiation fees, dues and assessments at a country club of his choosing;

                    (v) Executive shall be entitled to partici pate in the Company's Salaried Employees' Pension Plan (the



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"Pension Plan"), Supplemental Retirement Plan (the "Supplemental Plan") and
Employee Stock Ownership Plan, as any or all of the same may be amended from time to time, or any substitute or successor plans;

                    (vi) During the Employment Term, Executive shall be entitled to participate in the Company's Short-Term Incentive Plan (STIPS), as the same may be amended from time to time, or any substitute or successor plan, at a maximum annual level equal to 75% of his Base Salary; the bonus payable to Executive under the STIPS for the first fiscal year of the Company ending during the Employment Term shall be based upon the Base Salary of Executive at the rate in effect on July 1, 1994;

                   (vii) Executive shall be entitled to receive all other employee benefits, including, without limitation, medical, dental, group life (to the extent the coverage is superior to that provided for in subsection 3(b)(i) above) and accidental death insurance benefits as are or in the future may be provided by the Company to its key employees; and

                  (viii) The Board of Directors of the Company will consider annually whether additional benefits should be provided to Executive, including, without limitation, the grant of additional shares of restricted stock of the Company or the implementation of other stock-based incentive plans.

          4. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any stock option or other agreements with the Company. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan or program of the Company at or subsequent to the Date of Termination (as defined in Section 5 hereof) shall be payable in accordance with such plan or program.

          5. Termination. (a) DEATH OR DISABILITY. Executive's employment shall terminate automatically upon Executive's death. The Company may terminate Executive's employment under this Agreement, after having established Executive's Disability (pursuant to the definition of "Disability" set forth below), by giving to Executive written notice of its intention to terminate Executive's employment hereunder. In such a case, Executive's employment hereunder shall terminate effective on the 30th day after receipt of such notice (the "Disability Effective Date"), provided that within such 30-day period, Executive shall not have returned to full-time performance of his duties. For purposes of


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this Agreement, "Disability" means a disability which, after the expiration of more than 6 months after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to Executive or Executive's legal representative.

               (b) CAUSE. The Company may terminate Executive's employment for "Cause." For purposes of this Agreement, termina tion of employment for the following reasons shall constitute "Cause": (i) dishonest and/or immoral conduct of Executive materially detrimental to the Company, (ii) conviction of a felony,
(iii) willful and continued failure of Executive to perform the duties of his offices with the Company unless such failure is the result of ill health or physical or mental dis ability or (iv) willful and gross misconduct of Executive materially and demonstrably injurious to the Company.

               (c) GOOD REASON. Executive's employment may be terminated by Executive for Good Reason. For purposes of this Agreement, "Good Reason" means:

                    (i) (A) The assignment to Executive of any duties inconsistent in any respect with Executive's position (including, without limitation, his status, office and title), authority, duties or responsibilities as contemplated by Section 2 of this Agreement or (B) any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by Executive;

                    (ii) Any reduction in Executive's Base Salary or any material reduction in the extent of Executive's participation in the plans referred to in Section 3 hereof or the extent of Executive's entitlement to the employee benefits, expenses, fringe benefits or prerequisites referred to in
Section 3; or

                   (iii) The assignment of Executive without his consent to a Company office located beyond a radius of 50 miles from the Company's principal office on the Commencement Date; or

                    (iv) Any other failure by the Company to comply with any provision of this Agreement, other than an insubstantial and inadvertent failure which is remedied by the Company promptly after receipt of notice thereof given by Executive.


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          For purposes of this subsection 5(c) any good faith determination of
"Good Reason" made by Executive shall be conclusive. In addition, for purposes of this Agreement, a reduction of the kind described in clause (ii) of this subsection 5(c) shall be deemed to be an "Impermissible Reduction."

               (d) NOTICE OF TERMINATION. Any termination of Executive's employment hereunder by the Company or by Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 15 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination pro vision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date.

               (e) DATE OF TERMINATION. The term "Date of Termination," as used in this Agreement, means the date of receipt of the Notice of Termination or any later date specified therein (which date shall be not more than 15 days after the giving of such notice), as the case may be. If Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies Executive of such termination.

               (f) RETIREMENT. Unless Executive elects to continue employment beyond his normal retirement date under the Company's retirement plans ("Normal Retirement Date"), Executive's employment under this Agreement shall terminate on the first day of the month of or next following Executive's Normal Retirement Date.

            6. Compensation Upon Termination of Employment or During Disability.
(a) DEATH. If Executive's employment shall be terminated by reason of his death, the Company shall promptly make all payments to which Executive's spouse, beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan, or life insurance policy maintained by the Company. If the policy of life insurance described in subsection 3(b)(ii) above is not in force at the time of Executive's death for any reason, the Company shall continue to pay Executive's full Base Salary at the rate in effect on the date of his death on a monthly basis for a period of 60 months following Executive's date of death to such person or persons as he shall have designated to the Company or, if no such person shall have been designated, to his estate.


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               (b) DISABILITY. During any period during the Employment Term that
Executive fails to perform his duties hereunder as a result of incapacity due to ill health or physical or mental disability ("Disability Period"), Executive shall continue to receive the Base Salary for such period until his employment is terminated for Disability pursuant to Section 5(a), provided that payments of Base Salary shall be reduced by the sum of amounts, if any, payable to Executive at or prior to the time of any such Base Salary payment under disability benefit plans of the Company and which were not previously applied to reduce any payment of Base Salary. If Executive's employment is terminated by reason of Executive's Disability, Executive shall continue to receive after the Disability Effective Date his full Base Salary at the rate then in effect under this Agreement (less any sums payable to Executive under any disability benefit plan maintained by the Company) until Executive reaches the age of 70. Such payments shall not be offset by Social Security payments, if any. In addition, after any such termination of employment for Disability, Executive (or, if applicable, his spouse, benefici aries or estate) shall receive all amounts to which any of them may be entitled under any pension, deferred compensation plan or employee benefit plan maintained by the Company or under any other agreement (said amounts to be paid in accordance with the terms of any such plan or agreement).

               (c) WITH CAUSE OR WITHOUT A GOOD REASON. If Executive's employment shall be terminated by the Company during the Employment Term for Cause or by Executive without Good Reason, the Company shall pay to Executive his Base Salary through the Date of Termination at the rate then in effect, and the Company shall have no further obligation to Executive under this Agreement; provided, that the Company shall not be relieved of its obligation to make any payments to which Executive (or, if applicable, his spouse, beneficiaries or estate) are entitled under any pension, deferred compensation or employee benefit plan or plans of the Company or under any other agreement (which payments shall be made in accordance with the terms of any such plan or agreement). In addition, Executive shall immediately forfeit any Restricted Shares whose transfer restrictions have not previously lapsed.

               (d) WITHOUT CAUSE OR FOR GOOD REASON AFTER A CHANGE OF CONTROL. If, during the Employment Term and within three (3) years of the date of any Change of Control (as defined in Section 9 of this Agreement), the Company shall terminate Executive's employment other than for Cause or Disability, or the employment of Executive shall be terminated by Executive for Good Reason:


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                    (i) The Company shall pay to Executive in a lump sum in cash within 10 days after the Date of Termination (or such later date as may be required by Section 8 hereof) the aggregate of the following amounts:

                        (A) If not theretofore paid, Executive's Base Salary through the Date of Termination at the rate in effect on the Date of Termination;

                        (B) Three times Executive's annual Base Salary at the rate in effect at the Date of Termination; and

                        (C) In the case of compensation previously deferred by Executive, all amounts of such compensation previously deferred and not yet paid by the Company, together with all interest accrued thereon;

                   (ii) The Company shall, promptly upon submission by Executive of supporting documentation, pay or reimburse to Executive all costs and expenses paid or incurred by Executive which would have been payable under subsection 3(b) hereof if Executive's employment had not been terminated;

                  (iii) For a period ending on Executive's 70th birthday, or until his earlier death, the Company, at its cost, shall maintain in full force and effect, for the continued benefit of Executive and Executive's spouse, all life, medical and dental insurance to which Executive and/or his spouse was entitled immediately prior to the Date of Termination less any such benefits provided to them by Medicare or similar governmentfunded health insurance; provided that, in the event the participation by Executive or his spouse in any Company employee benefit program is not possible under the terms of such program, the Company, at its cost, shall arrange to provide Executive and his spouse with benefits substantially similar to those which they were entitled to receive under any such program immediately prior to the Date of Termination (less any such benefits provided to them by Medicare or similar government-funded health insurance).

                   (iv) In addition to the benefits to which Executive is entitled under any retirement plan or plans of the Company in which he participates, or any successor plan or plans in effect on the Date of Termination, the Company shall pay Executive in one lump sum in cash, at Executive's Normal Retirement Date (or earlier or later retirement age should Executive so elect pursuant to such plan or plans), an amount (the "Additional Pension Payment") equal to the actuarial equivalent of the retirement pension to which Executive would have been entitled under the terms of such retirement plan or


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plans had he accumulated an additional period of continuous service with the
Company after the Date of Termination equal to the greater of (A) 36 months or
(B) the number of months between the Date of Termination and the end of the Employment Term, at his Base Salary at the rate in effect on the Date of Termination reduced by the single sum actuarial equivalent of any amounts to which Executive is then actually entitled pursuant to the provisions of any such retirement plan or plans; provided that, at the option of Executive, instead of payment of the Additional Pension Payment at Executive's Normal Retirement Date or such other retirement date, such amount, discounted to reflect its then present value, shall be paid to the Executive at the same time as the payment provided for under subsection (i) above; and further provided that, for purposes of this subsection (iv), the actuarial equivalents shall be determined, and all other calculations shall be made, using the same methods and assumptions utilized under any such retirement plan or plans;

                     (v) All of Executive's executive perquisites immediately prior to the Date of Termination shall be continued for three years after the Date of Termination;

                    (vi) After the Date of Termination, Executive shall have no obligation to seek other employment, but shall have the right to be otherwise employed, and any compensation of any type whatsoever received by Executive in connection with such employment shall not be offset by the Company against any of the obligations of the Company under this Section 6(d).

                (e) WITHOUT CAUSE OR FOR GOOD REASON PRIOR TO A CHANGE OF CONTROL. If, during the Employment Term, the employ ment of Executive shall be terminated by the Company for any reason other than for Cause or Disability, or the employment of Executive shall be terminated by Executive for Good Reason, and Section 6(d) of this Agreement shall not be applicable:

                     (i) The Company shall pay to Executive in a lump sum in cash within 10 days after the Date of Termination the aggregate of the following amounts:

                         (A)  If not theretofore paid, Executive's Base Salary
through the Date of Termination at the rate in effect on the Date of Termination;

                         (B)  In the case of compensation previously deferred by
Executive, all amounts of such compensation previously deferred and not yet paid by the Company together with all interest accrued thereon;


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                     (ii) Until the last day of the Employment Term, the Company shall continue to pay Executive his Base Salary on a monthly basis at the rate in effect immediately prior to the Date of Termination;

                    (iii) The Company shall, promptly upon submission by Executive of supporting documentation, pay or reimburse to Executive all costs and expenses paid or incurred by Executive which would have been payable under subsection 3(b) hereof if Executive's employment had not terminated;

                     (iv) For a period ending on Executive's 65th birthday, or until his earlier death, the Company, at its cost, shall maintain in full force and effect, for the continued benefit of Executive and Executive's spouse, all life, medical and dental insurance benefits to which Executive and his spouse were entitled immediately prior to the Date of Termination; provided that, in the event the participation by Executive or his spouse in any Company employee benefit program is not possible under the terms of such program, the Company, at its cost, shall arrange to provide Executive and his spouse with benefits substantially similar to those which they were entitled to receive under any such program immediately prior to the Date of Termination.

                      (v) In addition to the benefits to which Executive is entitled under any retirement plan or plans of the Company in which he participates or any successor plan or plans in effect on the Date of Termination, the Company shall pay Executive in one lump sum in cash, at Executive's Normal Retirement Date (or such earlier or later retirement age should Executive so elect pursuant to such plan or plans), an amount (the "Additional Pension Payment") equal to the actuarial equivalent of the retirement pension to which Executive would have been entitled under the terms of such retirement plan or plans had he accumulated an additional period of continuous service after the Date of Termination equal to the number of months between the Date of Termination and the end of the Employment Term at his Base Salary at the rate in effect on the Date of Termination reduced by the single sum actuarial equiva lent of any amounts to which Executive is then actually entitled pursuant to the provisions of any such retirement plans; provided that, at the option of Executive, instead of payment of the Additional Pension Payment at Executive's Normal Retirement Date or such other retirement date, such amount, discounted to reflect its then present value, shall be paid to Executive within 30 days from the Date of Termination; and further provided that, for purposes of this subsection (v), the actuarial equivalents shall be determined, and all other calculations shall be made, using


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the same methods and assumptions utilized under any such retirement plans;

                   (vi) After the Date of Termination, Executive shall have no obligation to seek other employment, but shall have the right to be otherwise employed, and any compensation of any type whatsoever received by Executive in connection with such employment shall not be offset by the Company against any of the obligations of the Company under this Section 6(e).

               (f) Anything in this Section 6 to the contrary notwithstanding, for purposes of calculating any amount payable to or for the benefit of the Executive and/or his family pursuant to Section 6, the effect of any Impermissible Reduction in amounts payable pursuant to Section 5 shall be disregarded.

            7. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, plus interest, compounded quarterly, on the total unpaid amount determined to be payable under this Agreement, such interest to be calculated at a rate equal to 2% in excess of the prime commercial lending rate announced by The Huntington National Bank, Columbus, Ohio, in effect from time to time during the period of such nonpayment.

            8. Certain Reduction of Payments by the Company. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be non deductible by the Company for federal income tax purposes because of Section 280G of the Internal Revenue Code (the "Code"), then the aggregate present value of amounts payable or distributable to or for the benefit of Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced



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(but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. Anything to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any Payment which is not an Agreement Payment would nevertheless be nondeductible by the Company for federal income tax purposes because of Section 280G of the Code, then the aggregate present value of payments which are not Agreement Payments shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of payments without causing any payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this Section 8, present value shall be determined in accordance with Section 280G(d) of the Code.

          All determinations required to be made under this Section 8 shall be made by KPMG Peat, Marwick unless otherwise agreed by the parties (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the Date of Termination of employment of Executive or such earlier time as is requested by the Company. Any such determination by the Accounting Firm shall be binding upon the Company and Executive. Executive shall determine which and how much of the Agreement Payments (or, at the election of Executive, other Payments) shall be eliminated or reduced consistent with the requirements of this Section 8, provided that, if Executive does not make such determination within 10 business days of the receipt of the calculations made by the Accounting Firm, the Company shall elect which and how much of the Agreement Payments shall be eliminated or reduced consistent with the requirements of this Section 8 and shall notify Executive promptly of such election.

          Within five business days thereafter, the Company shall pay to or distribute to or for the benefit of Executive such amounts as are then due to Executive under this Agreement and shall promptly pay to or distribute for the benefit of Executive in the future such amounts as become due to Executive under this Agreement.

          As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments will have been made by the Company which should not have been made ("Overpayment") or that additional Agreement Payments which will have not been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting


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Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Executive which Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f) (2) of the Code; provided, however, that no amount shall be payable by Executive to the Company (or if paid by Executive to the Company shall be returned to Executive) if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code.
In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

          9. Change of Control. (a) For purposes of this Agreement, a "Change of Control" shall be deemed to have occurred if: (i) any individual (other than Executive), firm, corporation, partnership, joint venture or other entity or any group (as the term "group" is defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules thereunder on the Commencement Date), other than any such entity or group in respect of which Executive is a participant, shall hereafter acquire (or disclose the previous acquisition of) beneficial ownership (as that term is defined in Section 13(d) of the Exchange Act and the rules thereunder on the Commencement Date) of shares of the outstanding stock of any class or classes of the Company which results in such person, firm, corporation, partnership, joint venture, other entity or group possessing more than 25% of the total voting power of the Company's outstanding voting securities ordinarily having the right to vote for the election of directors of the Company; or (ii) as the result of, or in connection with, any tender or exchange offer, merger or other business combination, sale of assets or contested election of directors, or any combination of the foregoing transactions ("Transaction"), the persons who were directors of the Company immediately before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company.

             (b) A Change of Control shall also be deemed to have occurred for purposes of this Agreement if the Board of Directors of the Company shall at any time declare that one or more events have occurred or are likely to occur which, in their sole determination, create or pose the threat of a Change of Control and which, for that reason, make it desirable and in the best interests of the Company to invoke those provisions of this Agreement which become effective on or after the occurrence of a Change of Control; provided, however, that no Director of the Company who is a party to this Agreement or an agreement with the


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Company similar to this Agreement shall participate in considering or voting upon any such resolution.

          10. Nomination to Board. During the term of Executive's employment with the Company, the Company shall cause Executive to be nominated to membership on the Board of Directors of the Company in all applicable proxy solicitations made to shareholders.

          11. Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Executive during Executive's employment by the Company or any of its affiliated companies and which shall not be public knowledge (other than by acts by Executive or his representatives in violation of this Agreement). After termination of Executive's employment with the Company, Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In no event shall an asserted violation of the provisions of this Section 11 constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement.

          12. Agreement Not to Compete. Executive agrees that during the Employment Term and for a period of five (5) years thereafter he will not, without the consent of the Company's Board of Directors, serve on the board of directors of any corporation or other entity that is in competition with the Company, nor allow the use of his name with respect to any such corporation or entity, nor serve as an officer, employee, consultant, representative or otherwise or have a substantial investment in any such corporation or entity. In no event shall any asserted violation of the provisions of this Section 12 constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement.

          13. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be submitted to arbitration by the American Arbitration Association in Columbus, Ohio, and the determination of the American Arbitration Association shall be final and absolute. The arbitration and the arbitrator shall be governed by the duly promulgated Commercial Arbitration Rules of the American Arbitration Association and the pertinent provisions of the laws of the State of Ohio relating to arbitration. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Compensation and benefits provided hereunder shall continue while any proceeding entered into pursuant to this section is in progress. Arbitration and legal fees regarding disputes or controversies arising under this Agreement shall be borne by the Company.

          14. Successors; Binding Agreement. (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or sub stantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain such agreement prior to the effective ness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation and benefits and other rights in the same amount and on the same terms as he would be entitled hereunder if he had terminated his employment for Good Reason immediately after a Change of Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Paragraph 14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

              (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal repre sentatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there be no such designee, to his estate.

          15. Notices. All notices, requests, demands, and other communications required or permitted under this Agreement shall be deemed to have been given if delivered by hand to the address of the recipient or mailed by first-class certified mail return receipt requested, to the party at the following addresses:

            If to Executive:  Gordon Zacks
                              140 North Parkview
                              Bexley, Ohio 43209

          If to the Company:  R. G. Barry Corporation
                              13405 Yarmouth Rd., N. W.
                              Pickerington, Ohio 43147
                              Attention:  Corporate Secretary

Either party to this Agreement may, by notice given in accordance with this paragraph, designate a new address for notices, requests, demands and other communications to such party.

           16. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. The provisions of the Employment Agreement between the Company and Executive dated June 30, 1989 applicable to the Restricted Shares issued to Executive in 1984 and 1985, including the restrictions on transfer and the forfeiture and lapsing provisions contained therein, shall continue to apply during the term of this Agreement until such restrictions have lapsed in accordance with such provisions or the Restricted Shares are forfeited in accordance with such provisions.

               (b) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

               (c) The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

               (d) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          IN WITNESS WHEREOF, this Agreement has been duly executed on behalf of the Company by an officer duly authorized in the premises and by Executive on the date first above written.

EXECUTIVE:                    COMPANY:

                              R. G. BARRY CORPORATION

/s/ Gordon Zacks              By: /s/ C. E. Ostrander
------------------------          --------------------------------
Gordon Zacks                  Title: /s/ Exec. V.P. Sales/Mktg
                                     -----------------------------